Exhibit 99.(a).
Part 1. Financial Information
Item 1. Financial Statements
Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets

	March 31,	December 31,	March 31,
(in thousands, except number of shares)	2006	2005	2005
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$797,258	$966,445	$914,699
Federal funds sold and securities purchased under resale agreements	349,098	74,331	144,980
Interest bearing deposits in banks	23,204	22,391	29,551
Trading account securities	111,208	8,619	100,135
Loans held for sale	311,138	294,344	252,932
Investment securities	5,034,359	4,526,520	4,052,875
Loans and leases
Commercial and industrial loans	6,940,649	6,809,208	6,064,019
Commercial real estate loans	4,877,382	4,036,171	4,526,510
Automobile loans	2,053,777	1,985,304	2,066,264
Automobile leases	2,154,883	2,289,015	2,476,098
Home equity loans	4,816,196	4,638,841	4,594,586
Residential mortgage loans	4,604,705	4,193,139	3,995,769
Other consumer loans	697,997	520,488	483,219

Total loans and leases	26,145,589	24,472,166	24,206,465
Allowance for loan and lease losses	(283,839)	(268,347)	(264,390)

Net loans and leases	25,861,750	24,203,819	23,942,075

Operating lease assets	174,839	229,077	466,550
Bank owned life insurance	1,060,305	1,001,542	973,164
Premises and equipment	375,740	360,677	354,979
Goodwill	579,246	212,530	212,200
Other intangible assets	60,563	4,956	5,580
Accrued income and other assets	927,201	859,554	732,879

Total assets	$35,665,909	$32,764,805	$32,182,599

Liabilities and shareholders’ equity
Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$3,776,790	$3,390,044	$3,186,187
Interest bearing	20,326,575	18,548,943	18,182,951
Deposits in foreign offices	451,798	470,688	401,835

Total deposits	24,555,163	22,409,675	21,770,973
Short-term borrowings	1,687,536	1,889,260	1,033,496
Federal Home Loan Bank advances	1,658,486	1,155,647	903,871
Other long-term debt	2,035,576	2,418,419	3,138,626
Subordinated notes	1,283,359	1,023,371	1,025,612
Allowance for unfunded loan commitments and letters of credit	39,301	36,957	31,610
Deferred income tax liability	685,559	743,655	781,152
Accrued expenses and other liabilities	640,749	530,320	907,486

Total liabilities	32,585,729	30,207,304	29,592,826

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 245,183,441; 224,106,172 and 232,002,213 shares, respectively.	2,548,185	2,491,326	2,484,832
Less 12,682,814; 33,760,083 and 25,864,042 treasury shares respectively.	(273,120)	(693,576)	(490,139)
Accumulated other comprehensive loss	(31,434)	(22,093)	(18,686)
Retained earnings	836,549	781,844	613,766

Total shareholders’ equity	3,080,180	2,557,501	2,589,773

Total liabilities and shareholders’ equity	$35,665,909	$32,764,805	$32,182,599

See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005

Interest and fee income
Loans and leases
Taxable	$399,346	$325,595
Tax-exempt	509	312
Investment securities
Taxable	52,443	38,235
Tax-exempt	5,712	4,307
Other	6,777	7,656

Total interest income	464,787	376,105

Interest expense
Deposits	148,314	89,168
Short-term borrowings	14,665	4,828
Federal Home Loan Bank advances	14,488	8,683
Subordinated notes and other long-term debt	43,640	38,228

Total interest expense	221,107	140,907

Net interest income	243,680	235,198
Provision for credit losses	19,540	19,874

Net interest income after provision for credit losses	224,140	215,324

Operating lease income	19,390	46,732
Service charges on deposit accounts	41,222	39,418
Trust services	21,278	18,196
Brokerage and insurance income	15,193	13,026
Bank owned life insurance income	10,242	10,104
Other service charges and fees	11,509	10,159
Mortgage banking income	17,832	12,061
Securities gains (losses), net	(20)	957
Gains on sales of automobile loans	448	—
Other income	22,440	17,397

Total non-interest income	159,534	168,050

Operating lease expense	14,607	37,948
Personnel costs	131,557	123,981
Net occupancy	17,966	19,242
Outside data processing and other services	19,851	18,770
Equipment	16,503	15,863
Professional services	5,365	9,459
Marketing	7,798	6,454
Telecommunications	4,825	4,882
Printing and supplies	3,074	3,094
Amortization of intangibles	1,075	204
Other expense	15,794	18,380

Total non-interest expense	238,415	258,277

Income before income taxes	145,259	125,097
Provision for income taxes	40,803	28,578

Net income	$104,456	$96,519

Average common shares — basic	230,976	231,824
Average common shares — diluted	234,371	235,053

Per common share
Net income — basic	$0.45	$0.42
Net income — diluted	0.45	0.41
Cash dividends declared	0.25	0.20
See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders’ Equity

					Accumulated
					Other
	Common Stock		Treasury Shares		Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Income (Loss)	Earnings	Total

Three Months Ended March 31, 2005 (Unaudited):
Balance, beginning of period	257,866	$2,484,204	(26,261)	$(499,259)	$(10,903)	$563,596	$2,537,638
Comprehensive Income:
Net income						96,519	96,519
Unrealized net losses on investment securities arising during the period, net of reclassification of net realized gains					(20,789)		(20,789)
Unrealized gains on cash flow hedging derivatives					13,006		13,006

Total comprehensive income							88,736

Cash dividends declared ($0.20 per share)						(46,349)	(46,349)
Stock options exercised		198	399	7,577			7,775
Other		430	188	1,543			1,973

Balance, end of period (Unaudited)	257,866	$2,484,832	(25,674)	$(490,139)	$(18,686)	$613,766	$2,589,773

Three Months Ended March 31, 2006 (Unaudited):
Balance, beginning of period	257,866	$2,491,326	(33,760)	$(693,576)	$(22,093)	$781,844	$2,557,501
Comprehensive Income:
Net income						104,456	104,456
Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521						12,110	12,110
Unrealized net losses on investment securities arising during the period, net of reclassification of net realized gains					(18,694)		(18,694)
Unrealized gains on cash flow hedging derivatives					9,353		9,353

Total comprehensive income							107,225

Cash dividends declared ($0.25 per share)						(61,861)	(61,861)
Shares issued pursuant to acquisition		53,366	25,350	522,390			575,756
Stock based compensation expense, including related tax effects		4,273					4,273
Stock options exercised		(782)	569	11,671			10,889
Treasury shares purchased			(4,831)	(113,326)			(113,326)
Other		2	(11)	(279)			(277)

Balance, end of period (Unaudited)	257,866	$2,548,185	(12,683)	$(273,120)	$(31,434)	$836,549	$3,080,180

See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
(in thousands of dollars)	2006	2005

Operating activities
Net income	$104,456	$96,519
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	19,540	19,874
Depreciation on operating lease assets	13,437	34,703
Other depreciation and amortization	18,177	20,255
Mortgage servicing rights valuation adjustments, including amortization	(5,681)	1,001
Stock-based compensation expense, net of related tax effects	4,273	—
Deferred income tax (benefit) expense	(59,449)	2,195
(Increase) decrease in trading account securities	(23,845)	209,495
Originations of loans held for sale	(616,943)	(418,494)
Principal payments on and proceeds from loans held for sale	600,149	389,031
Losses (gains) on sales of investment securities	20	(957)
Gains on sales of loans	(448)	—
Increase of cash surrender value of bank owned life insurance	(10,242)	(10,104)
(Decrease) increase in payable to investors in sold loans	(7,134)	12,304
Other, net	(11,056)	54,036

Net cash provided by operating activities	25,254	409,858

Investing activities
Decrease (increase) in interest bearing deposits in banks	2,283	(7,153)
Net cash received for acquisition	66,507	—
Proceeds from:
Maturities and calls of investment securities	110,777	110,100
Sales of investment securities	61,687	672,375
Purchases of investment securities	(462,392)	(629,508)
Net loan and lease originations, excluding sales	(28,721)	(678,043)
Purchases of equipment for operating lease assets	(8,592)	(3,388)
Proceeds from sale of operating lease assets	47,952	85,843
Proceeds from sale of premises and equipment	1,692	28
Purchases of premises and equipment	(7,476)	(12,708)
Proceeds from sales of other real estate	2,311	37,347

Net cash used for investing activities	(213,972)	(425,107)

Financing activities
Increase in deposits	449,778	1,008,131
Decrease in short-term borrowings	(280,864)	(173,737)
Proceeds from issuance of subordinated notes	250,000	—
Proceeds from Federal Home Loan Bank advances	1,407,050	7,789
Maturity of Federal Home Loan Bank advances	(1,007,161)	(375,006)
Maturity of long-term debt	(380,390)	(860,000)
Dividends paid on common stock	(41,678)	(45,384)
Repurchases of common stock	(113,326)	—
Net proceeds from issuance of common stock	10,889	7,775

Net cash provided by (used for) financing activities	294,298	(430,432)

Change in cash and cash equivalents	105,580	(445,681)
Cash and cash equivalents at beginning of period	1,040,776	1,505,360

Cash and cash equivalents at end of period	$1,146,356	$1,059,679

Supplemental disclosures:
Income taxes paid	$45,874	$14,239
Interest paid	212,279	123,706
Non-cash activities
Common stock dividends accrued, paid in subsequent quarter	49,060	36,804
Stock issued for purchase acquisition	575,756	—
See notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 — Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC or Commission) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to the Consolidated Financial Statements appearing in Huntington’s 2005 Annual Report on Form 10-K (2005 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.
     Certain amounts in the prior-year’s financial statements have been reclassified to conform to the 2006 presentation.
     For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
Note 2 — New Accounting Pronouncements
Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) - Statement 123R was issued in December 2004, requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB 25, as long as the footnotes to financial statements disclosed pro forma net income under the preferable fair-value-based method. Effective January 1, 2006, Huntington has adopted Statement 123R. The impact of adoption to Huntington’s results of operations is presented in Note 10.
Financial Accounting Standards Board (FASB) Statement No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (Statement No. 154) - In May 2005, the FASB issued Statement No. 154, which replaces APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement was not material to Huntington’s financial condition, results of operations, or cash flows.
FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140 (Statement No. 155) - On February 16, 2006, the FASB issued Statement No. 155. Statement No. 155 amends Statement No. 133 to simplify the accounting for certain derivatives embedded in other financial instruments (hybrid financial instruments) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. Statement No. 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in Derivative Instrument Group Issue D1, Recognition and Measurement of Derivatives: Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. Statement No. 155 amends Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement 125 (Statement No. 140), to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. Statement No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption allowed. Huntington adopted Statement No. 155 effective January 1, 2006, with no impact to reported financial results.

FASB Statement No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (Statement No. 156) - In March 2006, the FASB issued Statement No. 156, an amendment of Statement No. 140. The Statement requires all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this statement permits Huntington to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. The statement is effective for fiscal years beginning after September 15, 2006, and allows early adoption as of the beginning of a fiscal year for which the entity has not previously issued interim financial statements. Huntington elected to adopt the provisions of Statement No. 156 for mortgage servicing rights effective January 1, 2006 and has recorded mortgage servicing assets using the fair value provision of the standard. The adoption of Statement No. 156 resulted in an $18.6 million increase in the carrying value of mortgage servicing right assets as of January 1, 2006. The cumulative effect of this change was $12.1 million, net of taxes, which is reflected as an increase in retained earnings in the Condensed Consolidated Statement of Shareholders’ Equity. (See Note 5).
Proposed Interpretation of Statement No. 109, Accounting for Uncertain Tax Positions - In July 2005, the FASB issued an exposure draft of a proposed interpretation on accounting for uncertain tax positions under Statement No. 109, Accounting for Income Taxes. The exposure draft contains proposed guidance on the recognition and measurement of uncertain tax positions. If adopted as proposed, the Company would be required to recognize, in its financial statements, the best estimate of the impact of a tax position, only if that tax position is probable of being sustained on audit based solely on the technical merits of the position. The proposed effective date for the interpretation was originally scheduled for December 31, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. In January 2006, FASB decided to make forthcoming rules on certain tax positions effective in 2007. FASB also moved to a view that such recognition should be changed from the tax position being ''probable of being sustained on audit based solely on the technical merits of the position’’ to a less stringent benchmark of ''more likely than not’’ that the position would be sustained on audit or final resolution through legal action or settlement. FASB expects to publish the planned rules on uncertain tax positions in 2006. Huntington is currently evaluating the impact this proposed interpretation will have on its consolidated financial statements.
Proposed FASB amendment to FAS 128, Earnings Per Share - In September 2005, the FASB issued an Exposure Draft, Earnings Per Share, an amendment of FASB Statement No. 128. This Exposure Draft would amend FASB Statement No. 128, Earnings Per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contracts that may be settled in cash or shares and contingently issuable shares. The proposed Exposure Draft as currently drafted would be effective for interim and annual periods ending after June 15, 2006. Retrospective application would be required for all changes to FASB Statement No. 128, except that retrospective application would be prohibited for contracts that were either settled in cash prior to adoption or modified prior to adoption to require cash settlement. Huntington does not expect adoption of this Statement to have a material effect on the calculation of basic or diluted earnings per share.
Proposed FASB amendment to FAS 132, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132R - In March 2006, the FASB issued an Exposure Draft, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Exposure Draft would amend the FASB Statements No. 87, 88, 106 and 132R. The intent of the Exposure Draft is to require an employer to recognize in its statement of financial position the overfunded or underfunded status of its defined benefit plans and to recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and prior service costs and credits that arise during the period. The comment deadline on this Exposure Draft is May 31, 2006, with a planned effective date for fiscal years ending after December 31, 2006. The Company is reviewing the Exposure Draft and evaluating the impact on its consolidated financial statements. Management estimates that, based on the provisions of the exposure draft, that, based on the carrying value of its net pension asset at December 31, 2005, the proposed standard would result in a write-down of its pension asset by $155.7 million which would decrease other comprehensive income by $101.2 million in the period that the standard is adopted.

Note 3 — Formal Regulatory Supervisory Agreements
     On March 1, 2005, Huntington announced that it had entered into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), and the Bank had entered into a formal written agreement with the Office of the Comptroller of the Currency (OCC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreements called for independent third-party reviews, as well as the submission of written plans and progress reports by Management and would remain in effect until terminated by the banking regulators.
     On October 6, 2005, Huntington announced that the OCC had lifted its formal written agreement with the Bank dated February 28, 2005, and that the FRBC written agreement remained in effect. Huntington was verbally advised that it was in full compliance with the financial holding company and financial subsidiary requirements under the Gramm-Leach-Bliley Act (GLB Act). This notification reflected that Huntington and the Bank met both the “well-capitalized” and “well-managed” criteria under the GLB Act. Management believes that the changes it has already made, and is in the process of making, will address the FRBC issues fully and comprehensively.
Note 4 — Business Combination
     On March 1, 2006, Huntington completed its merger with Canton, Ohio-based Unizan Financial Corp. (Unizan). Unizan operated 42 banking offices in five metropolitan markets in Ohio: Canton, Columbus, Dayton, Newark and Zanesville.
     Under the terms of the merger agreement announced January 27, 2004 and amended November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, received 1.1424 shares of Huntington common stock for each share of Unizan. The assets and liabilities of the acquired entity were recorded on the Company’s balance sheet at their fair values as of the acquisition date. Unizan’s results of operations have been included in the Company’s consolidated statement of income since the acquisition date.
     The following table shows the excess purchase price over carrying value of net assets acquired, preliminary purchase price allocation, and resulting goodwill:

(in thousands)	March 1, 2006

Purchase price	$575,793
Carrying value of net assets acquired	(194,996)

Excess of purchase price over carrying value of net assets acquired	380,797

Purchase accounting adjustments:
Loans and leases	16,870
Premises and equipment	322
Accrued income and other assets	1,148
Deposits	748
Subordinated notes	2,845
Deferred federal income tax liability	11,838
Accrued expenses and other liabilities	8,830

Goodwill and other intangible assets	423,398
Less other intangible assets
Core deposit intangible	(45,000)
Other identifiable intangible assets	(11,682)

Other intangible assets	(56,682)

Goodwill	$366,716

     Huntington has not formalized its determination of the fair value of acquired assets and liabilities and will adjust goodwill upon completion of the valuation process.
     Of the $56.7 million of acquired intangible assets, $45.0 million was assigned to core deposit intangible and $11.7 million was assigned to customer relationship intangibles. The core deposit and customer relationship intangibles have a weighted average useful life of 10 years and 15 years, respectively.

     Goodwill resulting from the transaction totaled $366.7 million and was assigned to Regional Banking and the Private Financial and Capital Markets Group in the amount of $348.7 million and $18.0 million, respectively.
     The following table summarizes the estimated fair value of the net assets acquired on March 1, 2006 related to the acquisition of Unizan:

(in thousands)	March 1, 2006

Assets
Cash and due from banks	$66,544
Interest bearing deposits in banks	3,096
Investment securities	300,416
Loans and leases	1,665,602
Allowance for loan and lease losses	(22,187)

Net loans and leases	1,643,415

Bank owned life insurance	48,521
Premises and equipment	21,079
Goodwill	366,716
Other intangible assets	56,682
Accrued income and other assets	21,121

Total assets	2,527,590

Liabilities
Deposits	1,696,124
Short-term borrowings	79,140
Federal Home Loan Bank advances	102,950
Subordinated notes	23,464
Deferred federal income tax liability	11,838
Accrued expenses and other liabilities	38,281

Total liabilities	1,951,797

Purchase price	$575,793

     Huntington’s consolidated financial statements include the results of operations of Unizan only since March 1, 2006, the date of acquisition. The following unaudited summary information presents the consolidated results of operations of Huntington on a pro forma basis, as if the Unizan acquisition had occurred at the beginning of 2006 and 2005.

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005
Net interest income	$255,282	$251,971
Provision for credit losses	(19,912)	(21,169)

Net interest income after provision for credit losses	235,370	230,802

Non-interest income	163,360	175,054
Non-interest expense	(246,879)	(276,080)

Income before income taxes	151,851	129,776
Provision for income taxes	(42,800)	(30,380)

Net income	$109,051	$99,396

Net income per common share
Basic	$0.44	$0.39
Diluted	0.43	0.38

Average common shares outstanding
Basic	247,869	257,058
Diluted	251,264	260,414
     The pro forma results include amortization of fair value adjustments on loans, deposits, and debt, and amortization of newly created intangibles and post-merger acquisition related charges. The pro forma number of average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities but does not assume any incremental share repurchases. The pro forma results presented do not reflect cost savings, or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
Note 5 — Loan Sales and Securitizations
Automobile loans
     Huntington sold $169.8 million of automobile loans in the first quarter of 2006, resulting in pre-tax gains of $0.4 million. There were no automobile loan sales in the first quarter of 2005.
     A servicing asset is established at an initial carrying value based on the relative fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption, and if actual payoff is quicker than expected, then future value would be impaired.
     Changes in the carrying value of automobile loan servicing rights for the three months ended March 31, 2006 and 2005, and the fair value at the end of each period were as follows:

	Three Months Ended
	March 31,
(in thousands)	2006	2005

Carrying value, beginning of period	$10,805	$20,286
New servicing assets	998	—
Amortization	(2,193)	(3,240)

Carrying value, end of period	$9,610	$17,046

Fair value, end of period	$11,086	$17,844

     Huntington has retained servicing responsibilities and receives annual servicing fees from 0.55% to 1.00% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $3.4 million and $2.4 million for the three months ended March 31, 2006 and 2005, respectively.
Residential Mortgage Loans
     A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Effective January 1, 2006, the Company early adopted Statement No. 156. The same risk management practices are applied to all MSRs and, accordingly, MSRs were identified as a single asset class and were re-measured to fair value as of January 1, 2006 with an adjustment to retained earnings.
     At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are carried at fair value and are included in other assets. Any increase or decrease in fair value during the period is recorded as an increase or decrease in servicing income, which is reflected in non-interest income in the consolidated income statement.

     A summary of the changes in MSR fair value during the quarter follows:

Three Months Ended
March 31,
(in thousands)	2006

Carrying value at December 31, 2005	$91,259
Cumulative effect in change in accounting principle	18,631

Fair value after cumulative effect in change in accounting principle	109,890
New servicing assets created	5,777
Servicing assets acquired	1,909
Change in fair value during the period	5,681

Fair value at March 31, 2006	$123,257

     MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
     A summary of key assumptions and the sensitivity of the MSR value at March 31, 2006 to changes in these assumptions follows:

		Decline in fair value
		due to
		10%	20%
		adverse	adverse
(in thousands)	Actual	change	change

Constant pre-payment rate	11.48%	$(5,145)	$(9,820)
Discount rate	9.37	(4,543)	(8,764)
     MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.
     Prior to 2006, servicing rights were evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights was determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Temporary impairment was recognized in a valuation allowance against the mortgage servicing rights.
     Changes in the impairment allowance of mortgage servicing rights for the three months ended March 31, 2005, were as follows:

Three Months Ended
March 31,
(in thousands)	2005

Balance, beginning of period	$(4,775)
Impairment charges	(1,180)
Impairment recovery	4,940

Balance, end of period	$(1,015)

     A summary of servicing fee income earned during the three months ended March 31, 2006 and 2005 was as follows:

	Three Months Ended
	March 31,
(in thousands)	2006	2005

Servicing fees	$5,924	$5,394
Late fees	610	505
Ancillary fees	253	126

Total fee income	$6,787	$6,025

Note 6 — Investment Securities
     Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years and over 10 years) of investment securities at March 31, 2006, December 31, 2005, and March 31, 2005:

	March 31, 2006		December 31, 2005		March 31, 2005
	Amortized		Amortized		Amortized
(in thousands)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

U.S. Treasury
Under 1 year	$—	$—	$—	$—	$—	$—
1-5 years	21,253	20,466	23,446	22,893	24,739	24,376
6-10 years	2,946	3,014	753	782	248	260
Over 10 years	—	—	—	—	—	—

Total U.S. Treasury	24,199	23,480	24,199	23,675	24,987	24,636

Federal agencies
Mortgage backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	29,853	28,698	31,058	30,047	17,649	17,296
6-10 years	—	—	—	—	20,835	20,442
Over 10 years	1,244,278	1,197,187	1,278,540	1,248,975	644,058	625,922

Total mortgage-backed Federal agencies	1,274,131	1,225,885	1,309,598	1,279,022	682,542	663,660

Other agencies
Under 1 year	45,099	44,247	—	—	—	—
1-5 years	252,770	241,958	296,945	286,754	535,760	522,427
6-10 years	51,048	47,467	52,440	49,712	450,231	430,329
Over 10 years	—	—	—	—	—	—

Total other Federal agencies	348,917	333,672	349,385	336,466	985,991	952,756

Total Federal agencies	1,623,048	1,559,557	1,658,983	1,615,488	1,668,533	1,616,416

Municipal securities
Under 1 year	65	65	65	65	63	63
1-5 years	145	145	145	145	361	362
6-10 years	154,741	151,982	144,415	143,597	82,923	81,932
Over 10 years	393,470	390,206	400,156	401,043	309,063	309,442

Total municipal securities	548,421	542,398	544,781	544,850	392,410	391,799

Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	663,447	651,017	402,959	393,569	435,931	428,839

Total private label CMO	663,447	651,017	402,959	393,569	435,931	428,839

Asset backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	30,503	30,445	31,663	31,659	30,000	30,000
6-10 years	—	—	—	—	6,385	6,419
Over 10 years	2,071,020	2,071,735	1,757,031	1,757,121	1,404,743	1,409,855

Total asset backed securities	2,101,523	2,102,180	1,788,694	1,788,780	1,441,128	1,446,274

Other
Under 1 year	2,400	2,400	1,700	1,700	2,100	2,109
1-5 years	9,800	9,808	10,997	11,051	11,005	11,219
6-10 years	1,252	1,186	2,062	2,063	2,655	2,622
Over 10 years	44	43	44	43	35,149	37,922
Non-marketable equity securities	136,123	136,123	89,661	89,661	85,568	85,568
Marketable equity securities	5,271	6,167	55,058	55,640	5,190	5,471

Total other	154,890	155,727	159,522	160,158	141,667	144,911

Total investment securities	$5,115,528	$5,034,359	$4,579,138	$4,526,520	$4,104,656	$4,052,875

Duration in years (1)		2.8		2.8		2.8

(1)	The average duration assumes a market driven pre-payment rate on securities subject to pre-payment.

     Based upon its assessment, Management does not believe any individual unrealized loss at March 31, 2006, represents an other-than-temporary impairment. In addition, Huntington has the ability to hold these securities for a time necessary, including to maturity, to recover the amortized cost. There were no securities classified as held to maturity at March 31, 2006.
     Other securities include Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and marketable equity securities.
Note 7 — Other Comprehensive Income
The components of Huntington’s other comprehensive income in the three months ended March 31, were as follows:

	Three Months Ended
	March 31,
(in thousands)	2006	2005

Unrealized losses on investment securities arising during the period:
Unrealized net losses	$(28,571)	$(31,165)
Related tax benefit	9,864	10,998

Net	(18,707)	(20,167)

Reclassification adjustment for net losses (gains) from sales of investment securities realized during the period:
Realized net losses (gains)	20	(957)
Related tax (benefit) expense	(7)	335

Net	13	(622)

Total unrealized net losses on investment securities arising during the period, net of reclassification of net realized gains and losses	(18,694)	(20,789)

Unrealized gains on cash flow hedging derivatives arising during the period:
Unrealized net gains	14,389	20,009
Related tax expense	(5,036)	(7,003)

Net	9,353	13,006

Total other comprehensive (loss) income	$(9,341)	$(7,783)

     Activity in accumulated other comprehensive income for the three months ended March 31, 2006 and 2005 was as follows:

	Unrealized losses	Unrealized gains on	Minimum
	on investment	cash flow hedging	pension
(in thousands)	securities	derivatives	liability	Total

Balance, December 31, 2004	$(12,683)	$4,252	$(2,472)	$(10,903)
Period change	(20,789)	13,006	—	(7,783)

Balance, March 31, 2005	$(33,472)	$17,258	$(2,472)	$(18,686)

Balance, December 31, 2005	$(34,016)	$15,206	$(3,283)	$(22,093)
Period change	(18,694)	9,353	—	(9,341)

Balance, March 31, 2006	$(52,710)	$24,559	$(3,283)	$(31,434)

Note 8 — Earnings per Share
     Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for dilutive stock options. The calculation of basic and diluted earnings per share for each of the three months ended March 31 is as follows:

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005

Net income	$104,456	$96,519

Average common shares outstanding	230,976	231,824
Dilutive potential common shares	3,395	3,229

Diluted average common shares outstanding	$234,371	$235,053

Earnings per share
Basic	$0.45	$0.42
Diluted	0.45	0.41
     The average market price of Huntington’s common stock for the period was used in determining the dilutive effect of outstanding stock options. Dilutive potential common shares include stock options and options held in deferred compensation plans. Dilutive potential common shares are computed based on the number of shares subject to options that have an exercise price less than the average market price of Huntington’s common stock for the period.
     Options on approximately 5.7 million and 2.6 million shares were outstanding at March 31, 2006 and 2005, respectively, but were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $25.68 per share and $26.96 per share at the end of the same respective periods.
Note 9 — Stock-Based Compensation
     Huntington sponsors nonqualified and incentive stock option plans. These plans provide for the granting of stock options to officers, directors and other employees at the market price on the date of the grant. Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 26.5 million options to purchase shares of common stock authorized for issuance under the plans at March 31, 2006, 21.0 million were outstanding and 5.5 million were available for future grants. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a maximum term of ten years. All options granted beginning in May 2004 have a maximum term of seven years.
     On January 1, 2006, Huntington adopted the fair value recognition provisions of Statement No. 123R relating to its stock-based compensation plans. Prior to January 1, 2006, Huntington had accounted for stock-based compensation plans under the intrinsic value method promulgated by APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with APB 25, compensation expense for employee stock options was generally not recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.
     Under the modified prospective method of Statement No. 123R, compensation expense was recognized during the three months ended March 31, 2006, for all unvested stock options, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123 and for all stock based payments granted after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of Statement No. 123R. Stock-based compensation expense was recorded in personnel costs in the consolidated statement s of income. Huntington’s financial results for the prior periods have not been restated.

     The following table represents the impact of adoption of Statement 123R on Huntington’s income before income taxes, net income and basic and diluted earnings per share for the three months ended March 31, 2006.

Stock-based
compensation
(in millions, except per share amounts)	expense
Income before income taxes	$4.3
Net income	2.8
Earnings per share
Basic	$0.01
Diluted	0.01
     Prior to the adoption of Statement 123R, Huntington presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. Statement 123R requires the cash flows resulting from tax benefits resulting from tax deductions in excess of compensation costs recognized for those options (excess tax benefits) to be classified as financing cash flows. As a result, the benefits of tax deductions in excess of recognized compensation cost included in net financing cash flows was not significant.
     Consistent with the valuation method used for the disclosure only provisions of Statement No. 123, Huntington is using the Black-Scholes option-pricing model to value stock-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods and the compensation costs would be included in personnel costs on the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of Huntington’s stock. The expected term of options granted is derived from historical data on employee exercises. The expected dividend yield is based on the dividend rate and stock price on the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in each of the periods presented.

	Three Months Ended
	March 31,
	2006	2005

Assumptions
Risk-free interest rate	4.47%	4.13%
Expected dividend yield	4.32	3.47
Expected volatility of Huntington’s common stock	22.2	26.3
Expected option term (years)	6.0	6.0
     The weighted-average fair value of each option granted for the three months ended March 31, 2006 and 2005 was $4.33 per share and $4.85 per share, respectively.
     The following pro forma disclosures for net income and earnings per diluted common share for the three months ended March 31, 2005 are presented as if Huntington had applied the fair value method of accounting of Statement No. 123 in measuring compensation costs for stock options.

Three Months Ended
(in millions, except per share amounts)	March 31, 2005

Pro forma results
Net income, as reported	$96.5
Pro forma expense, net of tax	(2.9)

Pro forma net income	$93.6

Net income per common share:
Basic, as reported	$0.42
Basic, pro forma	0.40
Diluted, as reported	0.41
Diluted, pro forma	0.40

     Huntington’s stock option activity and related information for the three months ended March 31, 2006 was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2006	21,004	$21.11
Granted	10	23.39
Acquired (1)	655	16.56
Exercised	(613)	16.74
Forfeited/expired	(111)	21.95

Outstanding at March 31, 2006	20,945	21.09	5.4	72,454

Exercisable at March 31, 2006	13,116	$20.11	5.0	$59,879

(1)	Relates to option plans acquired from the merger with Unizan.
     The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during the three months ended March 31, 2006 was $4.5 million.
     Huntington issues shares to fulfill stock option exercises from available shares held in treasury. At March 31, 2006, the Company believes there are adequate shares in treasury to satisfy anticipated stock option exercises in 2006.
     The following table summarizes the status of Huntington’s nonvested options for the three months ended March 31, 2006:

		Weighted-
		Average
		Grant Date
(in thousands, except per share amounts)	Options	Fair Value

Nonvested at January 1, 2006	7,956	$5.53
Granted	10	4.33
Acquired (1)	19	4.61
Vested	(51)	5.19
Forfeited	(105)	5.58

Nonvested at March 31, 2006	7,829	$5.52

(1)	Relates to option plans acquired from the merger with Unizan.
     As of March 31, 2006, the total compensation cost related to nonvested awards not yet recognized was $25.4 million with a weighted-average expense recognition period of 1.8 years. The total fair value of options vested during the three months ended March 31, 2006 was $0.3 million.
     Additional information regarding options outstanding as of March 31, 2006, is as follows:

(in thousands, except per share amounts)	Options Outstanding			Exercisable Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price

$11.03 to $15.00	805	5.0	$14.26	805	$14.26
$15.01 to $20.00	8,109	5.3	18.06	6,680	17.66
$20.01 to $25.00	9,749	6.2	22.74	3,367	21.57
$25.01 to $28.35	2,282	2.8	27.22	2,264	27.24

Total	20,945	5.4	$21.09	13,116	$20.11

Note 10 — Benefit Plans
     Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. In addition, Huntington has an unfunded, defined benefit post-retirement plan (Post-Retirement Benefit Plan) that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
     The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(in thousands)	2006	2005	2006	2005

Service cost	$4,309	$3,545	$337	$353
Interest cost	5,539	4,753	565	778
Expected return on plan assets	(8,220)	(6,096)	—	—
Amortization of transition asset	—	(1)	276	276
Amortization of prior service cost	1	1	95	94
Settlements	1,000	750	—	—
Recognized net actuarial loss	4,377	2,673	(181)	—

Benefit expense	$7,006	$5,625	$1,092	$1,501

     There is no expected minimum contribution for 2006 to the Plan.
     Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $0.7 million and $0.6 million for the three-month periods ended March 31, 2006 and 2005, respectively.
     Huntington has a defined contribution plan that is available to eligible employees. Matching contributions by Huntington equal 100% on the first 3%, then 50% on the next 2%, of participant elective deferrals. The cost of providing this plan was $2.6 million and $2.5 million for the three months ended March 31, 2006 and 2005, respectively.

Note 11 — Commitments and Contingent Liabilities
Commitments to extend credit:
     In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at March 31, 2006, December 31, 2005, and March 31, 2005, were as follows:

	March 31,	December 31,	March 31,
(in millions)	2006	2005	2005

Contract amount represents credit risk
Commitments to extend credit
Commercial	$3,295	$3,316	$4,253
Consumer	3,410	3,046	2,942
Commercial real estate	1,648	1,567	880
Standby letters of credit	1,095	1,079	956
Commercial letters of credit	43	47	51
     Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $5.3 million, $4.0 million, and $3.6 million at March 31, 2006, December 31, 2005, and March 31, 2005, respectively.
     Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.
Commitments to sell loans:
     Huntington enters into forward contracts relating to its mortgage banking business. At March 31, 2006, December 31, 2005, and March 31, 2005, Huntington had commitments to sell residential real estate loans of $406.3 million, $348.3 million, and $388.5 million, respectively. These contracts mature in less than one year.
     During the 2005 second quarter, Huntington entered into a two-year agreement to sell about 50% of monthly automobile loan production at the cost of such loans, subject to certain limitations, provided the production meets certain pricing, asset quality, and volume parameters. At March 31, 2006, approximately $67.3 million of automobile loans related to this commitment were classified as held for sale.
Litigation:
     In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of Management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position.

Note 12 — Derivative Financial Instruments
     A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. These derivative financial instruments provide flexibility in adjusting the Company’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. By using derivatives to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin. All derivatives are reflected at fair value in the consolidated balance sheet.
     Market risk, which is the possibility that economic value of net assets or net interest income will be adversely affected by changes in interest rates or other economic factors, is managed through the use of derivatives. Derivatives are sold to meet customers’ financing needs and, like other financial instruments, contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counter-party fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contractual provisions.
Asset and Liability Management
     Derivatives that are used in asset and liability management are classified as fair value hedges or cash flow hedges and are required to meet specific criteria. To qualify as a hedge, the hedge relationship is designated and formally documented at inception, detailing the particular risk management objective and strategy for the hedge. This includes identifying the item and risk being hedged, the derivative being used, and how the effectiveness of the hedge is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. Correlation is evaluated on a retrospective and prospective basis using quantitative measures. If a hedge relationship is found not to be effective, the derivative no longer qualifies as a hedge and any excess gains or losses attributable to ineffectiveness, as well as subsequent changes in its fair value, are recognized in other income.
     For fair value hedges, deposits, short-term borrowings, and long-term debt are effectively converted to variable-rate obligations by entering into interest rate swap contracts whereby fixed-rate interest is received in exchange for variable-rate interest without the exchange of the contract’s underlying notional amount. Forward contracts, used primarily in connection with mortgage banking activities, can be settled in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. The changes in fair value of the hedged item and the hedging instrument are reflected in current earnings.
     For cash flow hedges, the Company enters into interest rate swap contracts which require the payment of fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. In like fashion, certain LIBOR-based commercial and industrial loans are effectively converted to fixed-rate by entering into contracts that swap variable-rate interest for fixed-rate interest over the life of the contracts. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings, but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings.

          Derivatives used to manage interest rate risk at March 31, 2006, are shown in the table below:

	Notional	Average Maturity	Fair	Weighted-Average Rate
(in thousands )	Value	(years)	Value	Receive	Pay

Liability conversion swaps
Receive fixed — generic	$925,250	9.1	$(6,348)	5.12%	4.94%
Receive fixed — callable	665,000	6.9	(19,856)	4.44	4.64
Pay fixed — generic	490,000	3.6	(1,363)	4.50	5.04

Total liability conversion swaps	$2,080,250	7.1	$(27,567)	4.76%	4.87%

          During the first quarter, Huntington terminated asset and liability conversion interest rate swaps with a total notional value of $2.5 billion. The terminations generated gross gains of $34.9 million and gross losses of $34.5 million, resulting in a net deferred gain of $0.4 million. The net gain is being amortized into interest income over the remainder of the original terms of the terminated swaps as follows: 2006 ($2.2 million), 2007 $2.2 million, 2008 ($1.4 million), 2009 $0.2 million, and 2010 $1.6 million. The values in the above table must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments.
          As is the case with cash securities, the fair value of interest rate swaps is largely a function of financial market expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. Management made no assumptions regarding future changes in interest rates with respect to the variable-rate information presented in the table above.
          The following table represents the gross notional value of derivatives used to manage interest rate risk at March 31, 2006, identified by the underlying interest rate-sensitive instruments. The notional amounts shown in the tables above and below should be viewed in the context of overall interest rate risk management activities to assess the impact on the net interest margin.

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total

Instruments associated with:
Deposits	$790,250	$165,000	$955,250
Federal Home Loan Bank advances	—	325,000	325,000
Subordinated notes	750,000	—	750,000
Other long-term debt	50,000	—	50,000

Total notional value at March 31, 2006	$1,590,250	$490,000	$2,080,250

          Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with both the derivatives used for asset and liability management and used in trading activities. At March 31, 2006, December 31, 2005, and March 31, 2005, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $21.3 million, $26.2 million, and $20.0 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.
          These derivative financial instruments were entered into for the purpose of mitigating the interest rate risk embedded in assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in an increase to net interest income of $0.6 million and $7.6 million, for the three months ended March 31, 2006 and 2005, respectively.

Derivatives Used in Mortgage Banking Activities
          Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan commitments and its mortgage loans held for sale. For derivatives that are used in hedging mortgage loans held for sale, ineffective hedge gains and losses are reflected in mortgage banking revenue in the income statement. Mortgage loan commitments and the related hedges are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities as of March 31, 2006 and 2005:

	At March 31,
(in thousands)	2006	2005

Derivative assets:
Interest rate lock agreements	$250	$453
Forward trades	3,053	3,994

Total derivative assets	3,303	4,447

Derivative liabilities:
Interest rate lock agreements	(1,650)	(1,695)
Forward trades	(32)	(205)

Total derivative liabilities	(1,682)	(1,900)

Net derivative asset	$1,621	$2,547

Derivatives Used in Trading Activities
          Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. They are used to manage fluctuating interest rates as exposure to loss from interest rate contracts changes.
          Supplying these derivatives to customers results in fee income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $3.0 million and $1.7 million for the three months ended March 31, 2006 and 2005, respectively. The total notional value of derivative financial instruments used by Huntington on behalf of customers, for which the related interest rate risk is offset by third parties, was $4.3 billion, $4.2 billion, and $4.3 billion at March 31, 2006, December 31, 2005, and March 31, 2005. Huntington’s credit risk from interest rate swaps used for trading purposes was $56.2 million, $44.3 million, and $46.1 million at the same dates.
          In connection with its securitization activities, interest rate caps were purchased with a notional value totaling $0.8 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.8 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income in accordance with accounting principles generally accepted in the United States.

Note 13 – Shareholders’ Equity
Share Repurchase Program:
          On October 18, 2005, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares (the 2005 Repurchase Program). The 2004 Repurchase Program, with 3.1 million shares remaining, was cancelled and replaced by the 2005 Repurchase Program.
          Listed below is the share repurchase activity under the 2005 Repurchase Program for the three months ended March 31, 2006:

			Total Number of Shares	Maximum Number of
	Total Number	Average	Purchased as Part of	Shares that May Yet Be
	of Shares	Price Paid	Publicly Announced Plans	Purchased Under the
Period	Purchased	Per Share	or Programs (1)	Plans or Programs(1)

January 1, 2006 to January 31, 2006	831,000	$23.27	6,006,000	8,994,000
February 1, 2006 to February 28, 2006	1,500,000	22.91	7,506,000	7,494,000
March 1, 2006 to March 31, 2006	2,500,000	23.85	10,006,000	4,994,000

Total	4,831,000	$23.46	10,006,000	4,994,000

(1)	Information is as of the end of the period.
          On April 20, 2006, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares (the 2006 Repurchase Program). The 2006 Repurchase Program does not have an expiration date. The 2005 Repurchase Program with 5 million shares remaining, was canceled and replaced by the 2006 Repurchase Program. The Company expects to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.

Note 14 – Segment Reporting
          Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
          The following provides a brief description of the four operating segments of Huntington:
Regional Banking: This segment provides traditional banking products and services to consumer, small business, and commercial customers located in eight operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 375 branches, nearly 1,000 ATMs, plus on-line and telephone banking channels. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 59% and 78% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
Dealer Sales: This segment provides a variety of banking products and services to more than 3,500 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term operating or direct finance leases, finances the dealerships’ floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has have been in this line of business for over 50 years.
Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of the Company’s higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.
Treasury / Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance.
Use of Operating Earnings to Measure Segment Performance
          Management uses earnings on an operating basis, rather than on a GAAP (reported) basis, to measure underlying performance trends for each business segment. Operating earnings represent reported earnings adjusted to exclude the impact of the significant items listed in the reconciliation table below. Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities.
          Listed below is certain financial information for the first quarter 2006 and 2005 reported results by line of business. For the three months ended March 31, 2006 and 2005, operating earnings were the same as reported earnings.

	Three Months Ended March 31,
Income Statements	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2006
Net interest income	$208,212	$34,671	$17,607	$(16,810)	$243,680
Provision for credit losses	(10,325)	(7,762)	(1,453)	—	(19,540)
Non-interest income	77,807	26,976	40,895	13,856	159,534
Non-interest expense	(151,839)	(31,901)	(32,124)	(22,551)	(238,415)
Income taxes	(43,349)	(7,694)	(8,724)	18,964	(40,803)

Operating / reported net income	$80,506	$14,290	$16,201	$(6,541)	$104,456

2005
Net interest income	$185,030	$37,906	$16,845	$(4,583)	$235,198
Provision for credit losses	(12,318)	(6,931)	(625)	—	(19,874)
Non-interest income	71,199	53,143	32,051	11,657	168,050
Non-interest expense	(150,313)	(56,588)	(33,449)	(17,927)	(258,277)
Income taxes	(32,759)	(9,636)	(5,188)	19,005	(28,578)

Operating / reported net income	$60,839	$17,894	$9,634	$8,152	$96,519

	Assets at			Deposits at

Balance Sheets	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
(in millions of dollars)	2006	2005	2005	2006	2005	2005

Regional Banking	$20,769	$18,857	$18,157	$20,233	$17,957	$17,540
Dealer Sales	5,467	5,612	6,091	64	65	69
PFCMG	2,090	2,010	1,944	1,177	1,180	1,155
Treasury / Other	7,340	6,286	5,991	3,081	3,208	3,007

Total	$35,666	$32,765	$32,183	$24,555	$22,410	$21,771